EXHIBIT 10.12.1

                     American Bankers Insurance Group, Inc.


                                February 10, 2000

Accom, Inc.
1490 O'Brien Drive
Menlo Park, CA 94025
Attn:  Junaid Sheikh

             Accom, Inc. - Second Agreement of Waiver and Amendment

Dear Sirs:

         We refer you to the Senior Subordinated Convertible Notes due March 12, 2004, (the "Notes") of Accom, Inc. (the "Company") issued March 12, 1999 to the persons listed on Annex I to the Purchase Agreement (as herein defined) (the "Holders") in the amounts set forth opposite the names of such persons on said Annex I and the Note Purchase Agreement, dated as of March 12, 1999 (the "Purchase Agreement") among the Company and the Holders. Capitalized terms used herein without definition shall have the same meanings herein as specified in the Notes and the Purchase Agreement, as applicable, without giving effect to this Agreement of Waiver and Amendment.

         On November 3, 1999, the American Bankers Insurance Group, Inc. ("ABIG"), as the Holder of at least 50% of the aggregate outstanding principal amount of the Notes, waived through October 31, 1999 certain Events of Default under Section 13(c) of the Notes that had occurred due to failure on the part of the Company to comply with the covenants contained in Section 11(k) and 11(l) of the Notes for a period of more than 30 days (the "Existing Events of Default") pursuant to a Waiver of Default, dated as of such date (the"First Waiver"). The Company agreed as a condition of the execution and delivery by ABIG of the First Waiver that, effective as of November 3, 1999, the Notes be amended to cause the interest rate applicable to the Notes to be increased from 6% per annum to 8% per annum.

         In the meantime, you have informed the Holders that (i) as of December 31, 1999 the Existing Events of Default are still continuing and (ii) the Company intends, subject to receipt of the waivers contained herein, to sell the assets (the "Asset Sale") described on Annex A hereto for an aggregate purchase price of $4,000,000 (the "Cash Proceeds") plus a warrant to purchase 70,423 shares of

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Orad Hi-Tec Systems,  Ltd. Although Section 11(j) of the Notes prohibits,  among other things, the sale of assets of the Company, the Holders would be willing, subject to the satisfaction of the conditions set forth in Section 3 hereof and the Company's agreement to the amendment to the Notes set forth in Section 1 hereto, to grant the Company a waiver of (i) the Existing Events of Default for a further period ending on December 31, 1999 and (ii) the relevant provisions of said Section 11(j) in order to permit the Asset Sale on the terms and conditions contained herein:

         1. Amendment to the Notes. Pursuant to Section 12 of the Notes, the first paragraph of each of the Notes is hereby amended by adding, after the words: "6% per annum" in the sixth line thereof the words: "to and including November 2, 1999, and 8% per annum thereafter".

         2.   Waiver  relating to the  Existing  Events of Default.  Pursuant to
              Section 12 of the Notes, compliance by the Company with the covenant contained in Section 11(l) and the covenant contained in
              Section 11(k) of the Notes is hereby waived for all periods through and including December 31, 1999; provided, however, that the Company shall be required to comply with said covenants on and as of March 31, 2000 without regard to the 30-day grace period contained in Section 13(c) of the Notes.

         3. Waiver relating to the Asset Sale. Pursuant to Section 12 of the Notes, compliance by the Company with (i) the covenant contained in Section 11(j) of the Notes is hereby waived for the sole purpose of permitting the Asset Sale.

         4.   Representations  and  Warranties  of  the  Company.   The  Company
              represents and warrants to each Holder as follows:

                           (i) Organization, Qualifications and Corporate Power.
                  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                           (ii) Authorization of Agreements; Etc.. Each of (a) the execution and delivery by the Company of this Second Agreement of Wavier and Amendment, (b) the performance by the Company of its obligations under the Notes as amended hereby and (c) the Asset Sale have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or Bylaws of the Company, or any provision of any material indenture, agreement or other instrument to which the Company is a party or by which it or its properties or assets is


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                  bound or  affected,  or  conflict  with,  result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any such indenture, agreement or other instrument, or result in the creation or imposition of any material lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

                           (iii) Validity.  This Second  Agreement of Waiver and
                  Amendment has been duly executed and delivered by the Company and constitutes, and each of the Notes, as amended hereby, will constitute, legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms.

                           (iv) Actions Pending,  Etc. There is no action,  suit
                  or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, or any of its properties or rights, before any court or by or before any governmental body or arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against the Company, nor to the knowledge of the Company, does there exist any basis for any action, suit, investigation or proceeding against the Company which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. There are no actions, suits, proceedings or claims pending before or by any court, arbitrator, regulatory authority or government agency against or affecting the Company that might enjoin the transactions contemplated by this Second Agreement of Waiver and Amendment.

                           (v) No Default.  After  giving  effect to this Second
                  Agreement of Waiver and Amendment, no Event of Default or event which, with the giving of notice or the lapse of time would constitute an Event of Default, has occurred and is continuing.

         5.   Conditions  Precedent.  The  amendment  to the Notes  contained in
              Section 1 hereof and the waivers of certain provisions of the Notes contained in Section 2 and Section 3 hereof shall become effective as of the date hereof, subject to the satisfaction of the following conditions precedent as of the date hereof:

                           (i) Power and  Authorization.  The Holders shall have
                  received a Secretary's Certificate, dated the date hereof, certifying that (i) attached thereto are true and complete copies of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this Second Agreement of Waiver and Amendment the performance by the Company


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                  of its obligations  under the Notes,  as amended  hereby,  and approving the Asset Sale and (ii) said resolutions are all the resolutions adopted by the Board of Directors of the Company in connection with the transactions contemplated thereby and are in full force and effect without modification as of such date and (iii) as to the incumbency and signatures of its
                  officers   executing  this  Second  Agreement  of  Waiver  and
                  Amendment.

                           (ii)  Consents.   The  Holders  shall  have  received
                  originals or certified copies of any consents or approvals required to be obtained by the Company in connection with the execution and delivery of this Second Agreement of Waiver and Amendment and consummation of the transactions contemplated by the Asset Sale.

                           (iii) The Asset Sale. The Asset Sale shall have taken
                  place on the date hereof.

                           (iv) Interest. The Holders shall have received all interest owed and currently due, if any, on the Notes as amended hereby.

                           (v) Senior Loan.  The Company shall have paid in full
                  all amounts owed by the Company to LaSalle Business Credit, Inc. ("LaSalle") under the Loan and Security Agreement, dated December 10, 1998, as amended, between the Company and LaSalle.

                           (vi) Scitex Indebtedness. The Company shall have paid
                  in full all amounts owed and currently due by the Company to Scitex pursuant to the existing documents (the "Scitex Debt Instruments") evidencing the Company's indebtedness to Scitex.

                           (vii) Expenses. The Holders shall have received payment in full of their out-of-pocket expenses incurred through the date of this Second Agreement of Waiver and Amendment, including, but not limited to, the fees and expenses of counsel to the Holders.

                           (viii)  Other  Documents.   The  Holders  shall  have
                  received such other documents, in form and substance satisfactory to the Holders and their counsel, as it may request.

         6. Covenants of the Company. The Company agrees with the Holders that the Cash Proceeds shall be used exclusively for the following purposes:


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                           (i) To make the payments referred to in clauses (iv),
                  (v) and (vi) of Section 5 hereof;

                           (ii)  To  pay  any  and  all  expenses   incurred  in
                  connection with the Asset Sale; and

                           (iii) Subject as set forth in the Amended and Restated Subordination Agreement, dated as of March 12, 1999 among Scitex Digital Video, Inc. ("Scitex"), the Company, the Holders and LaSalle and any other agreement binding on the Company at such time that may restrict the Company's ability to make payments to Scitex, to pay when due in accordance with the Scitex Debt Instruments a further $750,000 in the aggregate plus interest thereon accrued to the date of payment which will become due by the Company to Scitex after the date hereof;

                           (iv) Subject to (x) the prior payment in full in accordance with this Second Agreement of Waiver and Amendment of all amounts referred to in clauses (i) and (ii) above, and
                  (y) the establishment of a reserve sufficient to make the payment described in clause (iii) above when due, for general corporate purposes.

         7. Events of Default. It is understood and agreed that failure to comply with any provision of this Second Agreement of Waiver and Amendment by the Company shall be deemed to constitute an Event of Default under the Notes, as amended hereby.

         8. Effect of Amendments; Confirmation by Company. Except as expressly provided herein, nothing contained in this Second Agreement of Waiver and Amendment shall affect or be deemed to affect any provisions of the Notes, and, except only to the extent that they may be varied hereby, the Company hereby ratifies and confirms all of its agreements and obligations contained in the Notes and the Purchase Agreement.

         9. Effectiveness of Waivers. Each of the waivers contained in Section 2 and Section 3 hereof shall be effective only for the purposes and for the periods specified herein and shall not entitle the Company to any other or further waiver in the same, similar or other circumstances.


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                  If the foregoing is  acceptable to you,  please so indicate by signing and returning the attached copy of this letter to counsel to the Holders at Reboul, MacMurray, Hewitt, Maynard & Kristol, Attention: Isabel Barzun, 45 Rockefeller Plaza, New York, New York 10111.

                                Very truly yours,

                                AMERICAN BANKERS INSURANCE GROUP, INC.


                                By:  /s/  LEONARDO GARCIA
                                   ----------------------
                                          Leonardo Garcia

AGREED AND ACCEPTED
as of this 13th day of January, 2000

ACCOM, INC.


By:  /s/  DONALD K. MCCAULEY
     -----------------------
          Donald K. McCauley


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                                     ANNEX A



                      The Asset Sale Description of Assets

         Accom, Inc. will sell, or cause its subsidiaries to sell, to Orad Hi-Tec Systems Ltd., an Israeli company, all of its virtual set (Elset) business assets and properties, including the intellectual property rights and assets of Accom's German subsidiaries, and the shares of Accom Poland Sp. z o.o.